UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __ )

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KITE REALTY GROUP TRUST

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April 8, 2014

Dear Fellow Shareholder:

I am pleased to invite you to the 2014 Annual Meeting of Shareholders of Kite Realty Group Trust, which will be held on Wednesday, May 7, 2014, at 9:00 a.m., local time, at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana  46204.  At the meeting, shareholders will vote on the business items listed in the notice of the meeting on the following page.  In addition to the formal business that will be transacted, management will report on the progress of our business and respond to comments and questions of general interest to our shareholders.  I encourage you to attend the meeting as I believe it will be informative and interesting.

I sincerely hope that you will be able to attend and participate in the meeting.  Whether or not you plan to come to the meeting, it is important that your shares be represented and voted.  A form of proxy card and a copy of our annual report to shareholders are enclosed with this notice of annual meeting and proxy statement.

I look forward to seeing you at the annual meeting.

Sincerely,

John A. Kite
Chairman of the Board and Chief Executive Officer

KITE REALTY GROUP TRUST
30 S. Meridian Street
Suite 1100
Indianapolis, Indiana 46204

___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 7, 2014

___________________

Dear Shareholder:

You are cordially invited to attend our 2014 annual meeting of shareholders to be held on Wednesday, May 7, 2014, at 9:00 a.m., local time, at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204 for the following purposes:

1.	To elect eight trustees to serve one-year terms expiring in 2015;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To approve, on an advisory basis, the compensation of our executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 18, 2014 will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.  IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU SO DESIRE.

By Order of the Board of Trustees,

THOMAS R. OLINGER
Secretary

TABLE OF CONTENTS

ABOUT THE MEETING	1
PROPOSAL 1: ELECTION OF TRUSTEES	3
EXECUTIVE OFFICERS	7
INFORMATION REGARDING CORPORATE GOVERNANCE AND BOARD AND COMMITTEE MEETINGS	8
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTEREDPUBLIC ACCOUNTING FIRM	14
COMPENSATION DISCUSSION AND ANALYSIS	16
COMPENSATION COMMITTEE REPORT	22
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	22
COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES	23
EQUITY COMPENSATION PLAN INFORMATION	32
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	33
REPORT OF THE AUDIT COMMITTEE	34
PRINCIPAL SHAREHOLDERS	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
OTHER MATTERS	37

KITE REALTY GROUP TRUST
30 S. Meridian Street
Suite 1100
Indianapolis, Indiana 46204

_____________________

PROXY STATEMENT

_____________________

ABOUT THE MEETING

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2014 annual meeting of shareholders, to be held at 9:00 a.m., local time, on Wednesday, May 7, 2014 at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana  46204, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. This solicitation is made by Kite Realty Group Trust on behalf of our Board of Trustees (“the Board”). “We,” “our,” “us,” and the “Company” refer to Kite Realty Group Trust. This proxy statement, the enclosed proxy card and our 2013 annual report to shareholders are first being mailed to shareholders beginning on or about April 8, 2014.

Who is entitled to vote at the annual meeting?

Only holders of record of our common shares at the close of business on March 18, 2014, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our common shares constitute the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

Who can attend the annual meeting?

All holders of our common shares at the close of business on March 18, 2014, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting.  Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of March 18, 2014.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on March 18, 2014 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the March 18, 2014 record date, there were 131,183,053 common shares outstanding.

How do I vote?

In order to vote, you or your duly authorized agent should complete, sign and return the accompanying proxy card.  You may also attend the meeting and vote in person.

How do I vote my shares that are held in a brokerage account?

If your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

How are proxy card votes counted?

If the accompanying proxy card is properly completed, signed and returned to us, and not subsequently revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board of Trustees named in this proxy statement; “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; “FOR” the advisory vote on executive compensation; and as recommended by our Board of Trustees with regard to any other matters that may properly come before the meeting, or, if no such recommendation is given, in their own discretion.

May I revoke my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by (i) filing with our Secretary a notice of revocation or a duly executed proxy bearing a later date or (ii) attending the meeting and voting in person.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, trustees and other employees may, without additional compensation, solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons for their out-of-pocket expenses.

      You should rely only on the information provided in this proxy statement.  We have not authorized anyone to provide you with different or additional information.  You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees is currently comprised of eight trustees, each with terms expiring at the 2014 annual meeting. The nominees, all of whom are currently serving as trustees of the Company, have been recommended by our Board of Trustees for re-election to serve as trustees for one-year terms until the 2015 annual meeting of shareholders and until their successors are duly elected and qualified. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that the following trustees are “independent” trustees under the rules of the New York Stock Exchange, or NYSE: William E. Bindley, Victor J. Coleman, Dr. Richard A. Cosier, Christie B. Kelly, Gerald L. Moss, David R. O’Reilly and Barton R. Peterson.

The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees.  Under these circumstances, the Board of Trustees may also, as permitted by our bylaws, decrease the size of our Board of Trustees.

Nominees for Election for a One-Year Term Expiring at the 2015 Annual Meeting

The following table sets forth the name and age of each nominee for trustee, indicating all positions and offices with us currently held by the trustee.

Name	Age	Title
John A. Kite	48	Chairman, Chief Executive Officer and Trustee
William E. Bindley	73	Trustee
Victor J. Coleman	53	Trustee
Dr. Richard A. Cosier	66	Trustee
Christie B. Kelly	52	Trustee
Gerald L. Moss	78	Trustee
David R. O’Reilly	39	Trustee
Barton R. Peterson	55	Trustee

Set forth below are descriptions of the backgrounds and principal occupations of each of our trustees and trustee nominees, and the period during which he has served as a trustee.

John A. Kite. Mr. Kite has served as Chairman of the Board since December 2008 and as a trustee since our formation in March 2004 and as our Chief Executive Officer since our initial public offering in August 2004. He also served as our President from our initial public offering until December 2008. Prior to our initial public offering, he had served as President and Chief Executive Officer of our predecessor companies and other affiliated companies, (the “Kite Companies”) since 1997. Mr. Kite is responsible for the Company’s strategic planning, operations, acquisitions and capital markets activities. Mr. Kite began his career in 1987 at Harris Trust and Savings Bank in Chicago and he holds a B.A. degree in Economics from DePauw University.

Mr. Kite’s long tenure as a leader of our company and the Kite Companies provides us with stability and continuity.  In particular, Mr. Kite has in-depth, long-standing knowledge of our assets, operations, markets and employees. Mr. Kite continues to provide our board of trustees and management team with invaluable experience in managing and operating our real estate company.

William E. Bindley. Mr. Bindley has served as our lead independent trustee since our initial public offering in August 2004. He has been Chairman of Bindley Capital Partners, LLC, a private equity investment firm headquartered in Indianapolis, Indiana, since 2001. From 1992 to October 2005, he was Chairman and the founder of Priority Healthcare Corporation, a NASDAQ-listed national provider of bio-pharmaceuticals and complex therapies for chronic disease states headquartered in Lake Mary, Florida. Mr. Bindley also served as Chief Executive Officer of Priority Healthcare from July 1994 to May 1997 and President from May 1996 to July 1996. Mr. Bindley was the Chairman, President, Chief Executive Officer and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was a New York Stock Exchange Fortune 200 company at the time of its merger into Cardinal Health, Inc. in February 2001.  He previously served on the boards of Cardinal Health, Inc., Key Bank, NA (Cleveland, Ohio), Bindley Western Industries, Priority Healthcare Corporation, and Shoe Carnival, Inc.  He received both a B.S. degree in Industrial Economics and a Doctor of Management (H.C.) degree from Purdue University. He also completed the Wholesale Management Program at the Graduate School of Business at Stanford University. He is the past Vice Chairman of the United States Ski and Snowboard Association and serves on the President’s Advisory Council at Purdue University.

Mr. Bindley, through his extensive experience in leading health-care focused companies, brings our board valuable insight into the operations of businesses outside of the real estate sector.  Further, Mr. Bindley brings to our board extensive public company leadership experience and, therefore, he is particularly well-equipped to address matters such as public company governance and compensation matters.  In addition, his leadership of Bindley Capital Partners, LLC provides our board insight into the investment community and experience with financial matters.  Mr. Bindley serves as chairman of the Compensation Committee and as a member of the Corporate Governance and Nominating Committee.

Victor J. Coleman. Mr. Coleman has served as a trustee since November 2012. He is the Chairman of the Board and Chief Executive Officer of Los Angeles-based Hudson Pacific Properties, Inc. (NYSE symbol: HPP), a New York Stock Exchange real estate investment trust. Hudson Pacific’s current real estate portfolio consisted as of December 31, 2013 of 26 properties with approximately 6.2 million square feet of leasable space and $2.1 billion in total assets located in San Francisco, Beverly Hills, Los Angeles, Orange County and San Diego.  HPP also owns two valuable media and entertainment properties – Sunset Gower Studios and Sunset Bronson Studios – totaling approximately 900,000 square feet and located in the heart of Hollywood, California.  Prior to the formation of HPP, Mr. Coleman co-founded and led Arden Realty, Inc., as its President and Chief Operating Officer and also as Board Director, leading a public offering of its shares on the NYSE in 1996 and eventually selling Arden to GE Capital in 2006.  From 2006 to 2009, Mr. Coleman served on the board of Douglas Emmett, Inc., a New York Stock Exchange real estate investment trust (NYSE symbol: DEI).  Mr. Coleman is an active community leader serving on the boards of The Los Angeles Coalition for the Economy & Jobs, Fisher Center for Real Estate and Urban Economics, Los Angeles Sports & Entertainment Commission, Westmark School and the Los Angeles Chapter of WPO.  Mr. Coleman is also a member on the President’s Council of The Real Estate Roundtable, the Leadership Council of International Medical Corps and on the Founding Board of Directors for the Ziman Center for Real Estate at the UCLA’s Anderson School of Management.  Mr. Coleman holds a Master of Business Administration degree from Golden Gate University and a Bachelor of Arts from the University of California, Berkeley.

Mr. Coleman’s significant real estate experience is an invaluable asset to our company and our board of trustees.  Mr. Coleman brings critical real estate investment industry expertise to our company.  He also has keen insight into the investment community as the chairman and chief executive officer of a publicly listed real estate investment trust.  Mr. Coleman serves on the Corporate Governance and Nominating Committee and the Compensation Committee.

Dr. Richard A. Cosier. Dr. Cosier has served as a trustee since our initial public offering in August 2004. Currently, he is Dean Emeritus and Leeds Professor of Management at Purdue University. He served as Dean and Leeds Professor of Management at the Krannert School of Management, Purdue University from 1999 until 2010.  He formerly served as the Avrum and Joyce Gray Director of the Burton D. Morgan Center for Entrepreneurship at Purdue University, as Dean and Fred E. Brown Chair of Business Administration at the University of Oklahoma, and Associate Dean for Academics, Professor of Business Administration and Chairperson of the Department of Management at Indiana University. Dr. Cosier is the recipient of several teaching excellence awards and a Richard D. Irwin Fellowship. He is listed in Who’s Who in America and has served on the boards at First Fidelity Bank, N.A. of Oklahoma City, Century, Inc. of Midwest City, Oklahoma, and Bank One, Lafayette, Indiana. Dr. Cosier also served on the board of directors of the AACSB, the international accreditation agency for business schools and was formerly a board member of Roll Coater, Inc. based in Indianapolis. His extensive community activities include serving on a number of civic boards and projects over the past 20 years.

Dr. Cosier’s extensive board experience with a variety of companies has been instrumental in ensuring that our board of trustees remains balanced and representative of the business community.  Furthermore, Dr. Cosier’s notable experience in academia at Purdue University, the University of Oklahoma and Indiana University has contributed to our board’s strong sense of diversity of viewpoints, both within and outside of the business community.  Dr. Cosier’s community service further provides him insight into the business climate of some of our markets.   Dr. Cosier serves on the Audit Committee and the Corporate Governance and Nominating Committee.

Christie B. Kelly. Ms. Kelly has served as a trustee since May 2013.  She is the global chief financial officer of Jones Lang LaSalle Incorporated (NYSE symbol: JLL), a publicly traded financial and professional services firm specializing in real estate.  She joined Jones Lang LaSalle in July 2013, bringing with her 25 years of experience in financial management, mergers and acquisitions, information technology and investment banking. From 2009 to June 2013, she was the executive vice president and chief financial officer of Duke Realty Corporation (NYSE symbol: DRE), a publicly traded real estate investment trust. Prior to that, she was a Senior Vice President, Global Real Estate, with Lehman Brothers, where she led real estate equity syndication in the United States and Canada.  She spent most of her career at General Electric, holding a variety of domestic and global leadership roles for GE Real Estate, GE Capital, GE Corporate Audit, and GE Medical Systems.  During her career at GE, she led deal teams analyzing more than $10 billion of real estate-related transactions in the mergers and acquisitions group, was a Six Sigma leader at GE Capital, achieved more than $100 million in global sourcing savings at GE Capital IT Solutions, and held financial leadership positions in Europe, Asia, and globally. Ms. Kelly holds a B.A. degree in economics from Bucknell University.

Ms. Kelly’s significant real estate and financial experience provides our board of trustees with a strong level of knowledge and expertise regarding real estate companies. Her career as a real estate investment executive enriches our corporate diversity and industry expertise. In particular, Ms. Kelly has first-hand and extensive experience in the development and operation of real estate assets through her roles with General Electric, Lehman Brothers, and Duke Realty. Additionally, Ms. Kelly’s service as a chief financial officer of another publicly traded company provides a unique operational and financial accounting perspective to our board.  Ms. Kelly serves on the Audit Committee.

Gerald L. Moss. Mr. Moss has served as a trustee since our initial public offering in August 2004. He is Honorary Of Counsel with Bingham Greenebaum Doll, LLP, an Indianapolis, Indiana law firm.  For over 30 years he served as general counsel for the Capital Improvement Board of Managers of Marion County, Indiana (CIB). His duties included providing legal counsel relative to the development of the Indiana Convention Center, RCA Dome and other CIB facilities in Indianapolis, Indiana and the operation of the Convention Center and RCA Dome. Mr. Moss is a Distinguished Fellow of the Indianapolis Bar Association and Indiana State Bar Association. His community and university experience includes service as a Director of the Indianapolis Symphony Orchestra, the Indiana Repertory Theater and the Metropolitan Arts Council and as President and Director of the Washington Township Schools Foundation, the Indiana University Varsity Club and the Indiana University Law School Alumni Association. He also serves as a member of the Law School’s Board of Visitors and is a recipient of the School’s Distinguished Service Award. He has been awarded the prestigious Sagamore of the Wabash by the Governor of Indiana.

Mr. Moss provides our board of trustees with over 30 years of experience in the areas of corporate and real estate law that has been instrumental in maintaining the effectiveness of our board since our initial public offering. Due to Mr. Moss’s vast legal experience, our board not only is more balanced but also benefits from the fact that his legal expertise in corporate and real estate law is directly applicable to our operations as a publicly traded company. Mr. Moss’s legal and community service experience also strengthens our standing in the community.  Mr. Moss serves as chairman of both the Audit Committee and the Corporate Governance and Nominating Committee.

David R. O’Reilly. Mr. O’Reilly has been nominated to serve as a member of our board of trustees.  He has served as Executive Vice President, Chief Investment Officer of Parkway Properties, Inc., an Orlando Florida-based New York Stock Exchange-traded real estate investment trust (NYSE symbol: PKY) since November 2011 and Chief Financial Officer since August 2012. He served as the Company’s Interim Chief Financial Officer from May 2012 through August 2012. He served as Executive Vice President of Banyan Street Capital, a real estate investment firm, from August 2011 through October 2011 and as director of Capital Markets for Eola Capital LLC from August 2009 through May 2011. Mr. O’Reilly served in the investment banking industry as Senior Vice President of Barclays Capital Inc. from September 2008 through June 2009 and in a similar capacity for Lehman Brothers from August 2001 through September 2008.  During his career, Mr. O’Reilly has been involved in a broad range of financial advisory and merger and acquisition activities, including leveraged buyouts, initial public offerings and single asset and pooled CMBS transactions.  Mr. O’Reilly received a B.S. degree from Tufts University and an M.B.A. from Columbia University.

Mr. O’Reilly’s significant experience in commercial real estate investment and finance, as well as his experience as a Chief Investment Officer and Chief Financial Officer of a publicly traded company, allows him to make valuable contributions to the Company and the Board of Trustees in these areas. Mr. O’Reilly serves on the Audit Committee and the Compensation Committee.

Barton R. Peterson. Mr. Peterson has been nominated to serve as a member of our board of trustees.  He currently serves as senior vice president of corporate affairs and communications and is a member of the executive committee at Eli Lilly and Company. Prior to joining Eli Lilly, Mr. Peterson was Managing Director at Strategic Capital Partners, LLC from June 2008 to June 2009. During spring 2008, Mr. Peterson was a fellow with the Institute of Politics of Harvard University’s Kennedy School of Government. During the 2008-2009 academic year, Mr. Peterson was a Distinguished Visiting Professor of Public Policy at Ball State University. He continues as a fellow with the University’s Bowen Center for Public Affairs. From 2000 to 2007, Mr. Peterson served two terms as Mayor of Indianapolis, Indiana. He also served as President of the National League of Cities in 2007.  Mr. Peterson received a bachelor’s degree from Purdue University in 1980 and earned his law degree at the University of Michigan in 1983.

Mr. Peterson’s experience in corporate affairs and communications at a major publicly-held company and his significant background and stature as a business and civic leader will strengthen our Board of Trustees and contribute unique experience in public outreach and governance that will be invaluable to our expanding company.  Mr. Peterson serves on the Corporate Governance and Nominating Committee.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Board Leadership Structure

Mr. John A. Kite has served as Chairman of the Board since December 2008 and as our Chief Executive Officer and member of the board since our initial public offering in 2004. Mr. Kite also served as our President from our initial public offering to December 2008 and was president and chief executive officer of the Kite Companies from 1997 to our initial public offering.

Periodically, the Corporate Governance and Nominating Committee gives consideration to whether the combined role of the chairman and chief executive officer continues to be appropriate for our Company.  The Corporate Governance and Nominating Committee, with the consensus of the other independent trustees, has concluded that Mr. Kite’s extended tenure with our Company provides a stable leadership that is beneficial to us and our shareholders. In particular, the board recognizes that, given Mr. Kite’s familiarity with our real estate properties and day-to-day operations and his long-standing experience with our Company, it is valuable to have him lead our board discussions.  Further, the board believes that our lead independent trustee is effective in mitigating any potential conflict of interest that might arise from the combined chairman/chief executive officer position.  In particular, the board recognizes that the lead independent trustee is actively engaged in setting board agendas, meets regularly with our chief executive officer to stay apprised of the important aspects of our business and presides over executive sessions of the non-management trustees at least once each quarter.

Board’s Role in Risk Oversight

One of our board’s important roles is to oversee various risks that we may face from time to time.  While the full board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter.  For example, the Audit Committee oversees the preparation and filing of our financial statements, compliance with legal and regulatory requirements and the performance of our internal audit function. The board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the board’s risk oversight function is to receive periodic updates from its committees and members of management, as appropriate.  For example, each year our internal auditor, in coordination with our executive management, develops an audit plan designed to address key financial reporting and internal control risks.  This plan is subsequently reviewed and approved by the Audit Committee, and the internal auditor reports audit results to the committee on a quarterly basis and meets regularly in an executive session with the committee.  In addition, the chief compliance officer provides quarterly updates to the Audit Committee regarding matters of material litigation and legal compliance.  The Audit Committee (as well as the other committees of the board) regularly updates the full board as to matters discussed in its committee meetings and seeks input from the full board as necessary and appropriate.  In addition to getting direct information from its committees, the board receives regular updates directly from members of executive management.  In particular, due to his executive management position, Mr. Kite frequently communicates with other members of our management and periodically updates the board on the important aspects of the Company’s day-to-day operations. The board also receives regular updates from a member of senior management regarding legal and regulatory developments and policies and mitigation plans intended to address the related risks.  Mr. Kite meets individually with each of the trustees on at least an annual basis and several times a year with the lead independent trustee.  During 2013, the lead independent trustee met separately with our chief executive officer on at least a quarterly basis and each of our other board members met separately with our chief executive officer on at least one occasion.  Other members of management also have direct access to the chairperson of each board committee and our lead independent trustee.

Trustee Candidate Review
Our board has adopted policies and procedures regarding review of candidates for the board.  Through its annual evaluation, the Corporate Governance and Nominating Committee is responsible for evaluation of the size of the board and reviewing the need for new or additional trustees for the board.  If it is determined that there is a need for a new trustee, the candidates will be considered by the governance committee based on their qualifications, specific qualities and skills, based on criteria set forth in the corporate governance guidelines.  The corporate governance guidelines provide that trustees must possess the highest degree of personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders.  Trustees should have an inquisitive and objective perspective, practical wisdom and mature judgment.  Neither the Corporate Governance and Nominating Committee nor the board has adopted a formal policy with respect to diversity of its trustees.  However, in connection with its overall trustee candidate review, the Corporate Governance and Nominating Committee does consider issues of diversity of experience and areas of expertise.  Trustees must be willing and able to devote sufficient time to effectively carrying out their duties.  The Corporate Governance and Nominating Committee takes into account the other demands on the time of a candidate including, for example, occupation and memberships on other boards.

Vote Required and Recommendation

The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a trustee. Therefore, the eight individuals with the highest number of affirmative votes will be elected to the eight trusteeships. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. There is no cumulative voting with respect to the election of trustees.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Executive officers are elected by, and serve at the discretion of, our Board of Trustees.

Name	Age	Title
John A. Kite	48	Chairman of the Board of Trustees and Chief Executive Officer
Thomas K. McGowan	49	President and Chief Operating Officer
Daniel R. Sink	46	Executive Vice President and Chief Financial Officer

Set forth below are descriptions of the backgrounds of each of our executive officers, other than John A. Kite, whose background and positions are described above.

Thomas K. McGowan has served as President since 2008.  Previously, he had been our Senior Executive Vice President since 2007 and Executive Vice President and Chief Operating Officer since our initial public offering in August 2004. Prior to our initial public offering, he had been Executive Vice President and one of the partners of the Kite Companies since 1995. Mr. McGowan is primarily responsible for the oversight of the development, redevelopment, leasing, construction and asset management functions of the Company. Before joining the Kite Companies, Mr. McGowan worked for eight years for real estate developer Mansur Development Corporation and he holds a B.A. degree in Political Science from Indiana University.

Daniel R. Sink has served as Executive Vice President and Chief Financial Officer since 2007.  Previously, he had been Senior Vice President and Chief Financial Officer since our initial public offering in August 2004. Prior to our initial public offering, Mr. Sink had been the Chief Financial Officer of the Kite Companies since 1999. His responsibilities include oversight of the real estate finance area, corporate accounting, corporate tax planning, financial budgeting and administration. From 1989 through 1999, Mr. Sink was a senior manager of Olive, LLP (a predecessor of BKD, LLP), acting as a tax specialist in charge of the tax consulting for the central Indiana real estate/construction group. Mr. Sink is a Certified Public Accountant and he holds a B.S. degree in Accounting from Indiana University.

INFORMATION REGARDING CORPORATE GOVERNANCE AND

BOARD AND COMMITTEE MEETINGS

Committee Charters and Corporate Governance Documents

Our Board of Trustees maintains charters for all Board committees and has adopted a written set of corporate governance guidelines, a code of business conduct and ethics and a code of ethics for our principal executive officers and senior financial officers. Our committee charters, corporate governance guidelines, code of business conduct and ethics and code of ethics, are available on our website at www.kiterealty.com. Each of these documents is also available in print to any shareholder who sends a written request to such effect to Investor Relations, Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204.

Independence of Trustees

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, no trustee of a company qualifies as “independent” unless the board of trustees of the company affirmatively determines that the trustee has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company). In addition, the NYSE listing standards contain the following further restrictions upon a listed company’s trustee independence:
•	a trustee who is an employee, or whose immediate family member is an executive officer, of the listed company is not independent until three years after the end of such employment relationship;

•
a trustee who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent;

•
a trustee who is, or whose immediate family member is, a current partner of a firm that is the company’s internal or external auditor is not independent; a trustee who is a current employee of such a firm is not independent; a trustee who has an immediate family member who is a current employee of such a firm and who personally works on the listed company’s audit is not independent; and a trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time is not independent;

•
a trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executive officers at the same time serve or served on the other company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and

•
a trustee who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

Our Board of Trustees has evaluated the status of each trustee and has affirmatively determined after considering all facts and circumstances that each of William E. Bindley, Victor J. Coleman, Dr. Richard A. Cosier, Christie B. Kelly, Gerald L. Moss, David R. O’Reilly and Barton R. Peterson and is “independent,” as such term is defined in the NYSE’s listing standards.  John A. Kite is not independent as he is an employee of the Company.  In making its independence determinations with respect to each trustee, the Board of Trustees considered, among other things, relationships between the Company and its trustees and their immediate family members, as well as relationships among trustees and their immediate family members.  The Board also considered an arrangement by which KMI Management, LLC (“KMI”), a company in which John A. Kite and Thomas K. McGowan own direct or indirect interests, makes available to each trustee the use of an airplane owned by KMI on the same terms and conditions by which KMI makes the airplane available to our company for business-related travel and to third parties.  During 2013, no trustee leased the use of the airplane.  See “Certain Relationship and Related Party Transactions – Contracts with KMI Management” for a description of the arrangement between our company and KMI.

Lead Trustee

Our Board of Trustees established the position of “lead” independent trustee in connection with our initial public offering in August 2004. The lead trustee is selected on an annual basis by the board from among the independent trustees. William E. Bindley currently serves as our lead independent trustee. The role of the lead trustee, among other things, is to serve as liaison (i) between the Board of Trustees and management, including the Chief Executive Officer, (ii) among independent trustees and (iii) between interested third parties and the Board of Trustees.  See also “Proposal 1: Election of Trustees – Board Leadership Structure.”

Executive Sessions of Non-Management Trustees

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board of Trustees devotes a portion of each regularly scheduled board meeting to executive sessions without management participation. The lead trustee presides at these sessions. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent trustees.

Communications with the Board

Shareholders and other interested parties may communicate with the Board by communicating directly with the presiding lead independent trustee by sending any correspondence they may have in writing to the “Lead Trustee” c/o Chief Financial Officer of Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, who will then directly forward such correspondence to the lead trustee.  The lead trustee will decide what action, if any, should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

Board Meetings

During 2013, the Board of Trustees met five times, including telephonic meetings. Each trustee attended at least 75% of Board and applicable committee meetings on which he or she served during his or her period of service. Trustees are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. In addition, pursuant to our corporate governance guidelines, trustees are expected to attend the Company’s annual meetings of shareholders. Last year, all of our trustees attended the annual meeting of shareholders.

Board Committees

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE’s listing standards.

The table below provides membership information for each of the Board committees as of March 18, 2014:

Name	Audit	Compensation	Corporate Governance and Nominating
William E. Bindley		X*	X
Victor J. Coleman		X	X
Dr. Richard A. Cosier	X		X
Christie B. Kelly	X
Gerald L. Moss	X*		X*
David R. O’Reilly	X	X
Barton R. Peterson			X
_____________________
*	Committee Chairperson

Audit Committee

The principal purpose of the Audit Committee is to assist the Board of Trustees in the oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualification, performance and independence of our independent auditors; and

•	the performance of our internal audit function.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and is also responsible for reviewing with our independent auditors any audit problems or difficulties they encounter in the course of their audit work. The Audit Committee is also charged with the tasks of reviewing our financial statements, any significant financial reporting issues and any major issues as to the adequacy of internal control with management and our independent auditors.

Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees has determined that each of Christie B. Kelly and David R. O’Reilly is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

During 2013, the Audit Committee met five times, including telephonic meetings.

Compensation Committe

The principal purposes of the Compensation Committee are to:

•
review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with the Company’s other independent trustees, as directed by the board, the appropriate level and structure of the Chief Executive Officer’s compensation;

•	determine and approve, either as a committee or together with our other independent trustees, as directed by the board, the compensation of the other executive officers;

•	make recommendations to the Board of Trustees regarding compensation of trustees;

•	provide for inclusion in the Company’s proxy statement a description of the processes and procedures for the consideration and determination of executive and trustee compensation;

•	recommend, implement and administer our incentive and equity-based compensation plans;

•	oversee and assist the Company in preparing the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement and/or annual report on Form 10-K; and

•	prepare and submit a Compensation Committee Report for inclusion in the Company’s proxy statement and/or annual report on Form 10-K.

The compensation for our named executive officers is comprised of three principal components: base salary, annual incentive compensation and share-based incentive awards.  Total compensation also includes health, disability and life insurance and 401(k) matching contributions.  At its first regularly scheduled meeting each year, the Compensation Committee evaluates the components of each executive officer’s total compensation.  Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the executive officers who report to him.  Such executive officers are not present at the time of these deliberations.  The Compensation Committee may accept or reject such recommendations and also makes the sole determination of the compensation for the Chief Executive Officer.

The Compensation Committee may utilize, from time to time, the services of a compensation consultant or other advisor after taking into consideration all factors relevant to the independence from management of such compensation consultant or other advisor.  The Compensation Committee will be directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant or other advisor retained by the Compensation Committee.

In 2013, the Committee engaged Towers Watson, a nationally recognized compensation consulting firm, to undertake a comprehensive review of the Company’s compensation policies for its executive officers, to advise the Committee and to provide recommendations regarding various compensation decisions to be made by the Committee.  The Committee took these recommendations into account in making base salary determinations and incentive compensation awards to its executive officers.

During 2013, the Compensation Committee met three times, including telephonic meetings.

Corporate Governance and Nominating Committee

The principal purposes of the Corporate Governance and Nominating Committee are to:

•	identify individuals that are qualified to serve as trustees;

•
recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•	periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;

•	develop, recommend, implement and monitor our corporate governance guidelines and our codes of business conduct and ethics;

•	oversee the evaluation of the Board of Trustees and its committees and management;

•	ensure that we are in compliance with all NYSE corporate governance listing requirements; and

•	review and evaluate potential related party transactions in accordance with policies and procedures adopted by the Company from time to time.

The Board of Trustees has adopted a policy to be used for considering potential trustee candidates to further the Corporate Governance and Nominating Committee’s goal of ensuring that our Board of Trustees consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for trustee must possess:

(1)	a high degree of integrity;

(2)	an ability to exercise sound judgment;

(3)	an ability to make independent analytical inquiries;

(4)	a willingness and ability to devote adequate time and resources to diligently perform Board duties; and

(5)	a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned minimum qualifications, the Corporate Governance and Nominating Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

(1)	whether the person possesses specific expertise in the real estate industry and familiarity with general issues affecting the Company’s business;

(2)	whether the person’s nomination and election would enable the Board of Trustees to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC;

(3)	whether the person would qualify as an “independent” trustee under the NYSE’s listing standards and our corporate governance guidelines;

(4)	the importance of continuity of the existing composition of the Board of Trustees; and

(5)	the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees and (c) shareholders of the Company. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.

As part of the identification process, the Corporate Governance and Nominating Committee will evaluate the skills, expertise and diversity possessed by the current Board of Trustees, and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board of Trustees. The Corporate Governance and Nominating Committee may consult with other members of the Board of Trustees in connection with the identification process. The Corporate Governance and Nominating Committee also will take into account the number of trustees expected to be elected at the next annual meeting, and whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Corporate Governance and Nominating Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Corporate Governance and Nominating Committee deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending trustee candidates. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the procedures set forth in our bylaws have been followed.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board of Trustees the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders. The Board of Trustees will then select the Board’s trustee nominees for shareholders to consider and vote upon at the shareholders’ meeting.

For nominations for election to the Board of Trustees by a shareholder, the shareholder must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws. These notice provisions require that the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to our Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting, notice by the shareholder to be timely must be delivered not less than 90 days nor more than 120 days prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by us. The shareholder’s notice must set forth:

(1)
as to each person that the shareholder proposes to nominate for election or reelection as a trustee (a) the name, age, business address and residence address of such person, (b) the class and number of shares of beneficial interest of Kite Realty Group Trust that are beneficially owned or owned of record by such person and (c) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required pursuant to Regulation 14A (or any successor provision) under the Exchange Act; and

(2)
as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of such shareholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (b) the class and number of shares of each class of beneficial interest of Kite Realty Group Trust which are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner.

During 2013, the Corporate Governance and Nominating Committee met four times, including telephonic meetings.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Trustees has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. After careful consideration of the matter and in recognition of the importance of this matter to our shareholders, the Board of Trustees has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our Audit Committee’s selection of our independent registered public accounting firm. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of all the votes cast at the annual meeting with respect to the matter is necessary for the approval of proposal two. For purposes of approving proposal two, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, our Board of Trustees and the Audit Committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our shareholders’ best interests. In the event that the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

Relationship with Independent Registered Public Accounting Firm

Fees

Our consolidated financial statements for the year ended December 31, 2013 have been audited by Ernst & Young LLP, which served as our independent registered public accounting firm for that year.

The following summarizes the fees billed by Ernst & Young LLP for services performed for the years ended December 31, 2013 and 2012:

	2013	2012
Audit Fees (1)	$890,000	$814,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$890,000	$814,000

____________________
(1)
Represents fees for the audit of the financial statements and the attestation on the effectiveness of internal control over financial reporting.  Also includes fees totaling $215,000 in 2013 and $240,000 in 2012 associated with our common and preferred share offerings and other registration statements.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent registered public accounting firm to provide any permitted non-audit service to the Company. The Audit Committee has delegated authority to its chairman to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $150,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement.

All audit services provided to us by Ernst & Young LLP since we became a public company have been pre-approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive relative to the compensation paid to similarly-situated executives at comparable publicly traded REITs.  The program is designed to reward both short- and long-term performance, with the intention of aligning the interests of our senior executives and those of our shareholders.  To that end, we believe that the compensation packages we provide to our named executive officers should include both cash and share-based incentive compensation that rewards performance as measured, in large part, against corporate and individual goals that we believe will enhance shareholder value over the long term.

We believe the overall compensation of our senior executives primarily should reflect their accomplishments as a management team in achieving established key operating objectives.  We also believe that the achievement of these key objectives will ultimately enhance shareholder value as reflected in an increased market price of our shares.  We believe that the compensation of our senior executives should not be based on the short-term performance of our shares, whether favorable or unfavorable.  In this regard, the restricted common shares historically granted to our senior executives vest over a service period ranging from three to five years.  We believe that the long-term price of our shares will reflect our operating performance, which is indicative of the management of our company by our senior executives.  Our senior executives also are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common shares declines.

The Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) of the Board of Trustees has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy as applied to our “named executive officers”.  For more information related to the processes and procedures of the Committee in determining the compensation for our named executive officers, including the role of any executive officer in this process, see “Information Regarding Corporate Governance and Board and Committee Meetings – Board Committees – Compensation Committee,” above.

Results of 2013 Advisory Vote on Executive Compensation

In establishing and recommending compensation for 2013 performance for our named executive officers, the Committee reviewed the results of the vote on the non-binding resolution to approve the compensation of our named executive officers at the 2013 Annual Meeting of Shareholders. At the 2013 Annual Meeting of Shareholders, over 96% of the shares voted were voted in support of the compensation paid to our named executive officers. Based on the results of the 2013 executive compensation vote, the Committee and the Board of Trustees concluded that the compensation paid to our named executive officers and the Company’s overall compensation philosophy enjoy strong shareholder support and do not require revision to address any shareholder concerns.

Additionally, based on the results of the non-binding shareholder advisory vote on the frequency of shareholder votes on executive compensation at the 2011 Annual Meeting of Shareholders, the Committee and the Board of Trustees determined that shareholder advisory votes on the compensation of named executive officers will take place every year, until and unless our stockholders vote to hold such advisory votes with a different frequency.

Compensation Consultant

The Committee has engaged Towers Watson, a nationally recognized compensation consulting firm, to undertake periodically a comprehensive review of the Company’s compensation policies for its executive officers, to advise the Committee and provide recommendations regarding various compensation decisions to be made by the Committee.  The Committee took these recommendations into account in making base salary determinations and incentive compensation awards to its executive officers.

Peer Group and Benchmarking

In making compensation decisions, the Committee considers information gleaned from the National Association of Real Estate Investment Trusts (NAREIT) Compensation Survey, with a particular focus on average compensation paid by REITs with a total capitalization of $1 to $2.5 billion (the “NAREIT Group”).  The Committee may from time to time consider a comparison of our company’s compensation programs and performance to certain peer group companies.  The peer group that the Committee considers includes the following 16 companies:  Acadia Realty Trust; Cedar Realty Trust, Inc.; DDR Corp.; Equity One, Inc.; Excel Trust, Inc.; Federal Realty Investment Trust; Inland Real Estate Corporation; Ramco-Gershenson Properties Trust; Regency Centers Corporation; Retail Opportunity Investments Corp.; Retail Properties of America, Inc.; Saul Centers, Inc.; Urstadt Biddle Properties Inc.; Weingarten Realty Investors; and Whitestone REIT (the “Peer Group”). In addition, when making equity compensation decisions (including the equity awards discussed below under “Grant of Share-Based Incentive Compensation Awards – Equity Awards”), the Committee often takes into account the total return on investment of our common shares in comparison to that of the return on an investment in the Standard & Poor's SmallCap 600 Stock Index and the NAREIT All Equity Index.

2013 Business Highlights

The Committee took into account the following significant 2013 achievements of the Company when making compensation decisions with respect to the Company’s executive officers:

•	Same-store net operating income for the Company grew almost 5% in 2013 compared to 2012;
•	The Company’s overall leasing percentage was in excess of 95% at the end of 2013, and the leasing percentage of small shops increased to over 85%;
•	The Company generated positive cash flow of more than $8 million in 2013;
•	Adjusted funds from operations in 2013 was $0.48 per common share;
•	The Company’s adjusted net debt to EBITDA was reduced to 7.4x at the end of 2013
•
The Company successfully executed on a $300 million acquisition transaction in November 2012 that added 9 properties to the Company’s portfolio, and completed over $400 million of acquisitions in 2013;

•	The Company’s unsecured revolving credit facility and term loan were amended to reduce their interest rates, and the maturity date of the unsecured revolving credit facility was extended to 2017;
•	The Company successfully completed two common share offerings that raised more than $300 million in net proceeds; and
•	The Company made substantial progress in completing several development and redevelopment projects, including bringing two projects into the operating portfolio.

Components of Executive Compensation

The following describes the components of compensation that form the basis for the Committee’s compensation decisions related to the 2013 performance of our named executive officers, including the reasons we pay each component and the methodology the Committee used to determine the amounts to pay to each.

Base Salaries

Base salaries are intended to provide our named executive officers with a fixed and certain amount of compensation for services provided.  The Committee determines the base salary level of our named executive officers by evaluating, among other things, the responsibilities of the position held, the experience of the individual and the average base salaries of similarly situated employees in the NAREIT Group and the Peer Group.  Base salaries for named executive officers typically are established in the first quarter of the year.

Each of our named executive officers has an employment agreement with us.  Each employment agreement prohibits the executive’s base salary from being reduced by us during the term of the agreement.  Thus, each named executive officer’s prior year’s salary effectively serves as a minimum requirement for the named executive officer’s salary for the ensuing year.  The Committee has complete discretion to determine whether an increase in a named executive officer’s base salary is merited.

The table below sets forth the 2013 and 2014 base salaries that were paid, or will be paid, to our named executive officers:

Name	Title	2013 Base Salary	2014 Base Salary
John A. Kite	Chairman of the Board and Chief Executive Officer	$605,000	$ 605,000
Thomas K. McGowan	President and Chief Operating Officer	$400,000	$ 400,000
Daniel R. Sink	Executive Vice President and Chief Financial Officer	$357,000	$ 357,000

In February 2014, the Committee elected to maintain for the year 2014 the named executive officers’ base salaries that became effective March 1, 2013.  In making this decision the Committee reviewed the average salaries of executives at comparable companies with similar total capitalization and took into account the NAREIT Group and the recommendations of its compensation consultant.

Future adjustments, if any, to the named executive officers’ base salaries will be in the sole discretion of the Committee.

Discretionary Bonuses

In February 2014, the Committee approved discretionary bonuses for our named executive officers with respect to 2013 performance.  The Committee believes that these bonuses, and the prospects of receiving one, serve to motivate and reward our named executive officers.  The amount of each named executive officer’s bonus was made in the sole discretion of the Committee and the amounts paid were based on a number of objective factors, including the overall performance of our company, particularly as it relates to our Funds From Operations (FFO), our company’s ability to manage its level of debt as compared to earnings before interest, taxes, and depreciation and amortization (“EBITDA”), the aggregate leasing percentage of our operating properties, the consummation of certain acquisitions and development starts, as well as certain subjective individual factors. As discussed below, the bonuses awarded to the named executive officers related to 2013 performance were paid in the form of a combination of cash and restricted common shares.

2013 Bonus Considerations

The Committee determined that, in considering whether to pay discretionary bonuses for 2013 performance, it would particularly focus on (i) our 2013 FFO per share, a widely-accepted supplemental measure of REIT performance established by NAREIT, (ii) our amount of leverage as compared to our EBITDA, (iii) the successful consummation of certain qualifying acquisitions, (iv) the level at which our operating properties were leased during 2013, (v) the successful consummation of certain development projects, and (vi) individual performance of the applicable named executive officer.  In considering these factors with respect to our named executive officers, the Committee placed the most significance on our annual FFO results, followed by leverage, accretive acquisitions and individual performance, with leasing guidelines and qualifying development projects given the least weight.  The Committee believes that placing more importance on FFO is appropriate because the measure is easily calculated and it is consistent with the Committee’s view that Messrs. Kite, McGowan and Sink are principally accountable for our company’s financial performance as a whole.  Further, the Committee viewed the leverage, accretive acquisitions and leasing guidelines, while not as significant as FFO, to be useful guidelines because they are important indicators of our executive management’s ability to (i) control leverage levels (which is currently a core operating strategy of our company), (ii) grow the Company, and (iii) maintain and/or increase occupancy rates at our operating properties.

In reviewing Company performance, the Committee compared our 2013 FFO per share (before impairment losses and as adjusted for the effects of equity offerings, acquisition costs and certain one-time charges) to a range of $0.43 per weighted average diluted common share to $0.52 per diluted common share and higher. With respect to our leverage as expressed by the ratio of net debt to adjusted EBITDA, the Committee compared our 2013 debt to EBITDA percentage to a range of 7.7x and below to 9.0x.  With respect to acquisitions, the Committee compared our 2013 acquisitions to a range of $10 million to $51 million and higher, and whether they were projected to be accretive to our earnings in the second year after the acquisition.  For our operating property leasing percentage, the Committee compared our 2013 occupancy level to a range of 93.0% to 96.1% and higher.  For development project starts, the Committee compared our 2013 development project starts to a range of $15 million to $95 million and higher.  All of these ranges were initially recommended by our chief executive officer and reviewed by the Committee in February 2013, although no action was taken at that time.  The Committee ultimately applied these ranges as a guideline when making bonus determinations in February 2014 with respect to its evaluation of the 2013 performance of our named executive officers.

In making its bonus determinations, the Committee considered the Company’s performance in comparison to the ranges as described above.  For example, if our 2013 FFO per weighted average diluted common share was $0.52 or our 2013 leasing percentage was 96.1%, the Committee might determine to award higher bonuses than if our FFO and/or the leasing percentage was at a lower level (to the extent the Committee determined to award bonuses at all).  For 2013, the FFO per weighted average diluted common share and operating property leasing percentage were within the target ranges described above.  The leverage ratio, property acquisitions and development starts for 2013 all outperformed the ranges described above.  The Committee also considered the input of Mr. Kite in making its bonus determinations, principally because it believes that Mr. Kite’s input is valuable given his knowledge of our operations, the day-to-day responsibilities and performance of our named executive officers, the real estate industry generally and the markets in which we operate in particular.  While the Committee considers the guidelines discussed above and Mr. Kite’s input when making bonus determinations, whether, and the extent to which, a named executive officer is awarded a bonus is solely within the discretion of the Committee.

2013 Discretionary Bonus Determinations

After reviewing and considering the factors described above, the Committee determined to award bonuses to the named executive officers on an individual-by-individual basis. The bonuses, which were denominated in dollars and paid in cash and restricted common shares as described below, were awarded to the named executive officers as follows:  Mr. Kite - $932,532, representing 154% of his base salary; Mr. McGowan - $389,400, representing 97% of his base salary; and Mr. Sink - $318,578, representing 89% of his base salary.  The Committee believes these bonuses, which are higher than those paid with respect to 2012, are appropriate because of the extent to which Messrs. Kite, McGowan and Sink were instrumental to the Company’s successes as described above.

Each officer had the option to receive up to 25% of his bonus in restricted common shares, which would vest ratably over three years. To further align the interests of the named executive officers with the interests of shareholders and to encourage them to take a long-term view of performance and as an added incentive for the named executive officer to elect to receive restricted common shares, the Committee determined that the Company would match an officer’s election with additional restricted common shares by up to 40%, depending on the extent to which he elected to receive restricted common shares (e.g., up to an additional 40% in restricted common shares could be awarded).  These additional restricted common shares, if any (the “Company match award”), that may be granted to a named executive officer would vest ratably over five years.  With respect to this portion of the 2013 performance bonus, each of Messrs. Kite, McGowan, and Sink elected to receive the maximum 25% of his bonus in restricted common shares.  As a result, Mr. Kite received a $699,399 cash bonus and 37,969 restricted common shares, Mr. McGowan received a $292,050 cash bonus and 15,855 restricted common shares, and Mr. Sink received a $238,933 cash bonus and 12,971 restricted common shares.  The restricted common shares will vest ratably over three years from the date of award, which was February 24, 2014.  In addition, through the Company match award incentive, Mr. Kite received an additional 15,188 restricted common shares, Mr. McGowan received an additional 6,342 restricted common shares, and Mr. Sink received an additional 5,189 restricted common shares.  These restricted common shares will vest ratably over five years.

The number of restricted common shares granted as described above was based on the closing price of our common shares on February 24, 2014 of $6.14.

Grant of Share-Based Incentive Compensation Awards

All share-based compensation awards to named executive officers are granted by the Committee.   The grant date of such awards is established when the Committee approves the grant and all key terms have been determined.  In some cases, the Committee may select a future date as the grant date, so that the effective date of the grant is after the release of an earnings announcement or other material news.

2013 Restricted Common Share Awards

As previously disclosed in the Company’s proxy statement relating to our 2013 annual meeting, the Committee has historically considered making discretionary grants of share-based incentive compensation awards to our named executive officers in connection with a review of their performance and the Company’s performance against its peers.  The Committee considered the Company’s FFO per share growth compared to the Peer Group, as well as the total return achieved on Company common shares in 2012 compared to the S&P 500 Index and the NAREIT All Equity Index.    In particular, the Committee focused on the fact that the total return on the Company’s common shares in 2012 exceeded both the S&P 500 Index and the NAREIT All Equity Index in 2012.  As a result, the Committee, in its sole discretion, elected to approve a long-term incentive award to each named executive officer with a value equal to 66% of each officer’s 2012 discretionary bonus, as follows:  Mr. Kite -- $514,099; Mr. McGowan -- $229,680; and Mr. Sink -- $179,660.  The Committee elected to make this award in restricted common shares that vest over a five-year period, contingent on continued service by the officer through the applicable vesting period.  As a result, Mr. Kite received 81,344 restricted common shares, Mr. McGowan received 36,341 restricted common shares, and Mr. Sink received 28,427 restricted common shares.  While the Committee determined to make these equity grants to the named executive officers with respect to 2012 performance, such awards were not made until February 2013, and therefore the value of such awards appear as part of 2013 compensation in the Summary Compensation Table included in this proxy statement.

2014 Restricted Common Share Awards

In reviewing the performance of the Company’s named executive officers with respect to 2013, in February 2014 the Committee elected to assess performance in a different manner compared to the review that occurred after the 2012 year.  For this incentive award program, the Committee elected to determine that 60% of the share-based incentive compensation award would be granted in the form of an annual restricted share award that vests ratably over five years, while the remaining 40% would be granted in the form of a three-year performance share award. The criteria used to determine the value of the restricted share award were the same as those used to make discretionary bonus determinations. The actual value of a restricted share award could vary up to 25% (upward or downward) of the target value based on these performance metrics. As described above, each performance metric met or outperformed its target value for 2013. Based on this performance, the Committee, in its sole discretion, elected to provide awards to the officers as described below. The performance share award value was converted into a target number of shares based on the share price on the date of grant. As a result, Mr. Kite received an incentive award of $658,706 (or 107,280 restricted common shares), Mr. McGowan received an incentive award of $242,681 (or 39,524 restricted common shares), and Mr. Sink received an incentive award of $225,347 (or 36,701 restricted common shares).  The restricted common shares will vest ratably over five years from the date of award, which was February 24, 2014.

With respect to the three-year performance award, it will cover the period from 2014-2016, and the target awards are as follows:  Mr. Kite -- $380,000; Mr. McGowan -- $140,000; and Mr. Sink -- $130,000.  The target performance share award value will be converted into a target number of shares based on the stock price on the date of grant.  Depending on the level of performance achieved over the performance period, the performance share payout could range from 0% to a maximum of 200% of target.  Performance share payouts will be based on the Company’s total shareholder return over the three-year performance period relative to the total return of the Company’s Peer Group and the NAREIT All Equity Index.  The Committee intends to establish specific levels of performance for threshold, target and maximum level of performance and payout at a later date.

Finally, as previously disclosed, the Committee considered a potential grant of awards that would be based on Company performance over a 42-month period ending December 31, 2013.  Under this proposed program, the named executive officers would be eligible to receive a restricted share award as follows:  Mr. Kite – up to 300,000 shares; Mr. McGowan – up to 120,000 shares; and Mr. Sink – up to 90,000 shares.  In February and March 2014, the Committee reviewed the Company’s performance over this period, comparing the Company’s total shareholder return relative to the total return of the Peer Group’s average return, the NAREIT All Equity Index and the S&P SmallCap 600.  Based on a review of performance, the Committee determined that the Company exceeded two of the three return hurdles (the Peer Group average return and the return of the NAREIT Equity Index).  As a result, the Committee, in its sole discretion, elected to award additional restricted share grants in recognition of the Company’s performance over the relevant period to the named executive officers as follows:  Mr. Kite – 200,000 shares; Mr. McGowan – 80,000 shares; and Mr. Sink – 60,000 shares.  The Committee elected to make this award in restricted common shares that vest over a five-year period, contingent on continued service by the officer through the applicable vesting period.

While the Committee determined to make the foregoing grants to the named executive officers in respect of 2013 performance, the awards were not made until February and March 2014, and, therefore, the value of such awards are not part of 2013 compensation in the Summary Compensation Table included in this proxy statement.

Future Incentive Awards

The Committee expects to consider making additional equity incentive awards to the named executive officers in the future, typically in the first quarter following the end of each calendar year.

Change of Control Benefits

Change of control provisions in our named executive officers’ employment agreements allow an executive to terminate his employment agreement with us upon a change in control, triggering a payment and an acceleration of certain rights. For a description of the material terms and conditions of these agreements, see “Potential Payments Upon Termination or Change-in-Control” below. The use of this mechanism reflects our desire that the named executive officers have the opportunity to fully recognize the value of their equity awards at the time of a change in control to the same extent as our shareholders.  We also believe it can be an important retention incentive during what can often be an uncertain time for executives and provide such executives with additional monetary motivation to complete a transaction that our Board believes is in the best interests of our shareholders.

In February 2014, in connection with our previously announced merger with Inland Diversified Real Estate Trust, Inc., John A. Kite, Thomas K. McGowan and Daniel R. Sink entered into amendments to their existing employment agreements with us. Pursuant to these amendments, each of our named executive officers agreed that the merger will not constitute a change of control under the terms of their existing employment agreements. These amendments preclude our named executive officers from being able to terminate their employment with us for good reason solely on account of the consummation of the merger.

Other Compensation Plans and Personal Benefits

We maintain a defined contribution plan (the “401(k) Plan”).  All of our full-time employees are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Internal Revenue Code.  All amounts deferred by a participant, as well as the contributions we make under the 401(k) Plan, vest immediately in the participant’s account.  We may make “matching contributions” equal to 100% of the participant’s contribution up to 3% of the employee’s salary and 50% of the participant’s contribution over 3% and up to 5% of the participant’s salary, not to exceed an annual maximum of $17,500.  During 2013, we made matching contributions totaling $17,300 to the named executive officers.

We periodically provide certain benefits to our executive officers that we believe are important to attract and retain talented executives.  These benefits in 2013 included payments related to health care and life insurance and 401(k) matching contributions. These benefits provided to our named executive officers in 2013 are described in the Summary Compensation Table, below.  We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees.

Share Ownership Requirements

Pursuant to a policy approved by the Committee and adopted by the Company in 2013, each of our named executive officers will be required to own a number of our common shares and units of limited partnership interest of Kite Realty Group, L.P. with an aggregate value calculated as a multiple of his respective base salary, as follows: Mr. Kite – common shares and units having a value equal to five times his salary; Mr. McGowan – common shares and units having a value equal to two times his salary; and Mr. Sink – common shares and units having a value equal to two times his salary. Each named executive officer will have five years from the adoption of the policy in 2013 to comply with the minimum share ownership requirement.

Tax Limits on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million, paid to the chief executive officer or any of its three other most highly compensated executive officers (excluding the chief financial officer) for any fiscal year, who are referred to as “covered employees” under Section 162(m). Certain “performance-based compensation” is excluded from this $1 million cap. We believe, however, that because of our structure, we do not have “covered employees” whose compensation is subject to the $1 million deduction limit under Section 162(m). Since we qualify as a REIT under the Internal Revenue Code and are generally not subject to Federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 100% of our taxable income. A larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although we will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted,

The Compensation Committee of the Board of Trustees

William E. Bindley (Chairman)
Victor J. Coleman
David R. O’Reilly

The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Trustees are William E. Bindley (chairman), Victor J. Coleman, and David R. O’Reilly, each of whom is an independent trustee. None of our named executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Trustees or the Compensation Committee.  Accordingly, during 2013 there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES

The following tables contain certain compensation information for our named executive officers. Our named executive officers for 2013 consist of our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

Summary Compensation Table

The following table sets forth a summary of all compensation earned, awarded or paid to the named executive officers for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	All Other Compensation (4)	Total

John A. Kite, Chairman and Chief Executive Officer	2013	$605,000	$932,532	$607,352	$10,948	$2,155,832
	2012	$597,500	$584,203	$288,415	$12,640	$1,482,758
	2011	$546,000	$474,375	$247,875	$11,470	$1,279,720

Thomas K. McGowan, President and Chief Operating Officer	2013	$400,000	$389,400	$268,620	$17,529	$1,075,549
	2012	$395,000	$261,000	$127,400	$18,709	$802,109
	2011	$374,750	$212,325	$91,705	$17,940	$696,720

Daniel R. Sink, Executive Vice President and Chief Financial Officer	2013	$357,000	$318,578	$211,518	$18,088	$905,184
	2012	$352,750	$204,159	$119,717	$19,849	$696,475
	2011	$332,250	$171,488	$105,758	$20,747	$630,243

____________________
(1)	“Salary” column represents total salary earned in fiscal years ended December 31, 2013, 2012 and 2011.

(2)
Represents discretionary cash and common share bonuses related to 2013, 2012 and 2011 performance which were determined by the Committee after taking into consideration the Company’s performance.  The amounts disclosed in the “Bonus” column for 2013 include the grant date fair value of the 25% portion of each named executive officer’s bonus that each such named executive officer elected to receive in restricted common shares ($233,133 for Mr. Kite, $97,350 for Mr. McGowan, and $79,644 for Mr. Sink). These shares will vest ratably over three years from the date of grant. The amounts disclosed in the “Bonus” column for 2012 and 2011 include the grant date fair value of the portion of each named executive officer’s bonus that each such named executive officer elected to receive in restricted common shares ($234,203 for Mr. Kite, $101,000 for Mr. McGowan and $129,159 for Mr. Sink in 2012, and $224,375 for Mr. Kite, $52,325 for Mr. McGowan and $121,488 for Mr. Sink in 2011). These shares will vest ratably over three years from their respective dates of grant.

(3)
The amounts disclosed in the “Stock Awards” column for 2013 reflect the aggregate grant date fair value of the restricted common shares that were awarded in February 2014 through the Company match award incentive grants relating to 2013 bonuses ($93,253 for Mr. Kite, $38,940 for Mr. McGowan, and $31,858 for Mr. Sink) and the aggregate grant date fair value of the share-based incentive compensation awarded to each named executive officer in February 2013 ($514,099 for Mr. Kite, $229,680 for Mr. McGowan and $179,660 for Mr. Sink). These shares will vest ratably over five years from the date of grant. The amounts disclosed in the “Stock Awards” column for 2012 and 2011 reflect the aggregate grant date fair value of the restricted common shares that were granted to our named executive officers in February 2013 and February 2012, respectively, as part of their bonus compensation relating to 2012 and 2011 performance, respectively, and in the case of 2011, the aggregate grant date fair value of share-based incentive compensation awarded to each named executive officer in 2011.

(4)	The amount shown in the “All Other Compensation” column reflects for each named executive officer:

	•	the value of premiums paid pursuant to health insurance benefits provided by the Company;
	•	the value of premiums paid pursuant to life insurance benefits provided by the Company; and
	•	matching contributions allocated by the Company pursuant to the 401(k) Plan.

The amount attributable to each such perquisite or personal benefit (as defined by SEC rules) for each named executive officer set forth above does not exceed the greater of $25,000 or 10% of the total amount of perquisites or benefits received by such named executive officer.   The amount attributable to each item that is not a perquisite or personal benefit (as defined by SEC rules) does not exceed $10,000.

Grant of Plan-Based Awards in 2013

The following table sets forth information concerning the grants of plan-based awards made to each named executive officer in the fiscal year ended December 31, 2013.

		All Other Stock Awards: Amount of Shares of Stock or Stock Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value of Stock and Option Awards ($)
Name and Principal Position	Grant Date
John A. Kite, Chairman and Chief Executive Officer	2/13/2013	30,812	—	—	$194,732
	5/9/2013	37,057	—	—	$239,388
	5/9/2013	96,166	—	—	$621,232

Thomas K. McGowan, President and Chief Operating Officer	2/13/2013	13,765	—	—	$86,995
	5/9/2013	15,981	—	—	$103,237
	5/9/2013	42,733	—	—	$276,055

Daniel R. Sink, Executive Vice President and Chief Financial Officer	2/13/13	10,767	—	—	$68,047
	5/9/2013	20,436	—	—	$132,017
	5/9/2013	36,601	—	—	$236,442

____________________
(1)
In February 2013, the Committee awarded restricted common shares to Messrs. Kite, McGowan and Sink in the following amounts: Mr. Kite, 30,812 restricted common shares; Mr. McGowan, 13,765 restricted common shares; and Mr. Sink, 10,767 restricted common shares.  These restricted common shares will vest ratably over a period of three years contingent on continued service by the officer through the applicable vesting date.  The total number of shares awarded was equal to the amount earned by the named executive officer divided by the closing price of our common shares on February 12, 2013.  None of the shares awarded are subject to any future performance criteria.
In May 2013, the Committee awarded restricted common shares to Messrs. Kite, McGowan and Sink in the following amounts: Mr. Kite, 37,057 restricted common shares; Mr. McGowan, 15,981 restricted common shares; and Mr. Sink, 20,436 restricted common shares.  These restricted common shares will vest ratably over a period of three years contingent on continued service by the officer through the applicable vesting date.  The Committee also awarded restricted common shares to Messrs. Kite, McGowan, and Sink in the following amounts: Mr. Kite, 96,166 restricted common shares; Mr. McGowan, 42,733 restricted common shares; and Mr. Sink, 36,601 restricted common shares.  These restricted common shares will vest ratably over a period of five years contingent on continued service by the officer through the applicable vesting date.  The total number of shares awarded was equal to the amount earned by the executive officer divided by the closing price of our common stock on May 8, 2013.  None of the shares awarded are subject to any future performance criteria.

Additional Information Related to Summary Compensation Table and Grant of Plan Based-Awards Table

Employment Agreements

As described below under “Potential Payments Upon Termination or Change-in-Control”, we have entered into employment agreements with each of our named executive officers. The terms of these agreements, each of which were automatically renewed through December 31, 2014, include automatic one-year renewals unless either we or the officer elected not to renew the agreement.

Under the agreements, the named executive officers are entitled to receive a minimum base salary, subject in each case to annual increases in the sole discretion of our Board of Trustees or a committee thereof.  The provisions of the employment agreement do not permit the executive’s base salary to be reduced by us during the term of the agreement.  Thus, each named executive officer’s prior year salary effectively serves as a minimum requirement for the named executive officer’s salary for the ensuing year.  For a discussion of the named executive officers’ 2013 base salaries, please see “Compensation Discussion and Analysis – Components of Executive Compensation – Base Salaries.”

In addition, in accordance with their respective employment agreements, each named executive officer participates in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we have adopted or adopt in the future.  For information related to the additional benefits provided to the named executive officers, please see the “All Other Compensation” column of the “Summary Compensation Table” above.

As previously disclosed, on February 9, 2014, we signed a definitive merger agreement (the “Merger Agreement”) with Inland Diversified Real Estate Trust, Inc. (“Inland Diversified”), pursuant to which Inland Diversified will merge with and into our wholly-owned subsidiary in a stock-for-stock exchange. Concurrently with the execution of the Merger Agreement, John A. Kite, Thomas K. McGowan and Daniel R. Sink entered into amendments to their existing employment agreements with us, pursuant to which they agreed that the merger will not constitute a change of control under the terms of such agreements. These amendments preclude Messrs. Kite, McGowan and Sink from being able to terminate their employment with us for good reason solely on account of the consummation of the merger.

Discretionary Bonuses and Equity Awards

Each of the named executive officers received in 2014 discretionary bonuses that were paid in the form of cash and common shares related to 2013 performance.  For a discussion of these awards, including their material terms and features, please see “Compensation Discussion and Analysis – Components of Executive Compensation – Grants of Share-Based Incentive Compensation Awards” and the “Summary Compensation Table”, including the footnotes to such tables.  In 2012 and 2011, the named executive officers received discretionary bonuses paid in the form of cash and common shares.  See footnotes 2 and 3 to the “Summary Compensation Table” above.  In recent years, we have also made additional grants of restricted common shares to our named executive officers.   See “Compensation Discussion and Analysis – Components of Executive Compensation – Grants of Share-Based Incentive Compensation Awards,” the “Summary Compensation Table” and the “Grants of Plan Based Awards in 2013” Table, including the footnotes to such tables.

Outstanding Equity Awards at Fiscal Year-End December 31, 2013

The following table sets forth the outstanding equity awards for each named executive officer as of December 31, 2013.

	Option Awards (1)				Stock Awards (2)
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John A. Kite, Chairman and Chief Executive Officer	200,000	—	$13.00	8/16/2014
	202,657	—	$12.29	3/7/2018
	56,000	4,000	$3.56	2/23/2019
	38,333	11,667	$4.15	2/22/2020
	43,220	33,051	$5.26	2/18/2021
					266,124	$1,748,435

Thomas K. McGowan, President and Chief Operating Officer	150,000	—	$13.00	8/16/2014
	136,280	—	$12.29	3/7/2018
	—	2,667	$3.56	2/23/2019
	—	4,083	$4.15	2/22/2020
					122,347	$803,820

Daniel R. Sink, Executive Vice President and Chief Financial Officer	100,000	—	$13.00	8/16/2014
	90,755	—	$12.29	3/7/2018
	52,200	1,800	$3.56	2/23/2019
	9,583	2,917	$4.15	2/22/2020
					122,757	$806,513

(1)
Common share option awards vest over five years and expire ten years from the grant date.  Twenty percent of the common share options vest on the one-year anniversary of the grant date and the remaining common share options vest monthly over the subsequent 48 months.

(2)
Represents restricted common share awards granted prior to January 1, 2014, all of which vest ratably over three to five years beginning on the first anniversary date of the grant and are not subject to any performance criteria. Following is a table that reflects restricted common share grants that are not fully vested as of December 31, 2013:

Name	Grant Date	# of Shares Granted	Vesting Period (Years)
John A. Kite	2/22/10	17,785	5
	2/18/11	16,362	3
	2/18/11	48,337	5
	2/16/12	70,833	3
	2/16/12	16,620	5
	2/13/13	30,812	3
	5/9/13	37,057	3
	5/9/13	96,166	5

Thomas K. McGowan	2/22/10	8,969	5
	2/18/11	10,238	3
	2/18/11	40,951	5
	2/16/12	22,796	3
	2/16/12	3,876	5
	2/13/13	13,765	3
	5/9/13	15,981	3
	5/9/13	42,733	5

Daniel R. Sink	2/22/10	6,202	5
	2/18/11	13,939	3
	2/18/11	30,954	5
	2/16/12	33,084	3
	2/16/12	8,999	5
	2/13/13	10,767	3
	5/9/13	20,436	3
	5/9/13	36,601	5

(3)	Based on the closing share price on December 31, 2013 of $6.57.

Option Exercises and Stock Vested in 2013

The following table sets forth the number of stock options that were exercised during 2013 and the value realized on exercise, and the amounts and value of restricted common shares that vested during 2013 for each named executive officer.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
John A. Kite, Chairman and Chief Executive Officer	60,000	$144,600	58,037	$373,451
Thomas K. McGowan, President and Chief Operating Officer	90,570	$258,889	29,435	$189,331
Daniel R. Sink, Executive Vice President and Chief Financial Officer	—	$—	30,336	$195,032
____________________
(1)
Value realized on exercise or vesting, as applicable, was determined using the closing price of the Company’s common shares on the respective dates that the options were exercised or the restricted common shares vested, as applicable.

Potential Payments Upon Termination or Change-in-Control

We have established certain parameters regarding payments we may be required to make to our named executive officers in the event of their termination or a change in control of the company.  These parameters have been in place since our initial public offering in 2004.

Various Termination Events

The following discussion summarizes the amounts that we may be required to pay our named executive officers in connection with the following termination events: (i) death or disability of the named executive officer; (ii) termination by us without “cause” or by the executive for “good reason” (which such definitions include a “change in control” of the Company); and (iii) the non-renewal of a named executive officer’s employment agreement.  The potential payments to our named executive officers will vary depending on which one of these termination events occurs.

Death or Disability

In the event any named executive officer’s employment agreement is terminated for disability or death, he or the beneficiaries of his estate (as applicable) will receive (i) any accrued and unpaid salary; (ii) any earned but unpaid bonus for the prior year; (iii) a prorated bonus for the year of termination (equal to the target bonus for that year); and (iv) all unvested equity awards shall immediately vest and become fully exercisable.

Termination by us for "Cause" or by the named executive officer without “Good Reason"

If we terminate any named executive officer’s employment agreement for “cause” or an executive terminates his employment agreement without “good reason,” the executive will only receive (i) any accrued and unpaid salary; (ii) any earned but unpaid bonus for the prior year; and (iii) any unpaid bonus earned as of the date of termination for the year of termination.

Termination by us without "Cause" or by the named executive officer for "Good Reason”

If we terminate any named executive officer without “cause” or an executive terminates his employment for “good reason,” the executive will have the right to receive (i) any accrued and unpaid salary; (ii) any earned but unpaid bonus for the prior year; (iii) a pro rated bonus for the year of termination (equal to the target bonus for that year); (iv) continued medical benefits for one year; (v) a cash payment equal to three times (two times with respect to Mr. Sink) the sum of his annual salary as of the date of the termination event and the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink); (vi) all unvested equity awards shall immediately vest and become fully exercisable; and (vii) in the case of a change in control only, a payment in an amount sufficient to make him whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.

Definitions of “Cause”, “Good Reason” and “Change in Control”

Each of the employment agreements generally defines “cause” as an executive’s (i) conviction for a felony; (ii) commission of an act of fraud, theft or dishonesty related to his duties; (iii) willful and continuing failure or habitual neglect to perform his duties; (iv) material violation of confidentiality covenants or non-competition agreement; or (v) willful and continuing breach of the employment agreement.

Each of the employment agreements generally defines “good reason” as (i) a change in control of our Company; (ii) a material reduction in the executive’s authority, duties and responsibilities or the assignment to him of duties inconsistent with his position; (iii) a reduction in the executive’s annual salary that is not in connection with a reduction of compensation applicable to senior management employees; (iv) our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; (v) our material and willful breach of the employment agreement; or (vi) our requirement that the executive’s work location be moved more than 50 miles from our principal place of business in Indianapolis, Indiana.

Each of the employment agreements defines “change in control” generally as (i) the dissolution or liquidation of our Company; (ii) the merger, consolidation, or reorganization of our Company in which we are not the surviving entity or immediately following which the persons or entities who were owners of voting securities of us immediately prior to the transaction do not own more than 50% of the voting securities of the surviving entity immediately thereafter; (iii) a sale of all or substantially all of our assets; (iv) any transaction that results in any person or entity or “group” (other than persons who are our shareholders or affiliates immediately prior to the transaction) owning 30% or more of the combined voting power of our stock; or (v) individuals who, as of the date of the employment agreement, constitute our incumbent board of trustees cease to constitute at least a majority of our board.

Non-renewal of Employment Agreement

If we elect not to renew any named executive officer’s employment agreement, the executive will receive from us (i) a cash payment equal to one times the sum of his annual salary as of the date of expiration of the employment agreement and (ii) the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink).

Quantification of Benefits under Termination Events

The tables below set forth the amount that we would be required to pay each of the named executive officers under the termination events described above.

John A. Kite:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Including Change-in-Control) on 12/31/2013		For Cause or Without Good Reason Termination on 12/31/2013		Death or Disability on 12/31/2013		Non-Renewal of Employment Agreement
Bonus earned in 2013 but not yet paid	$932,532	(1)	$932,532	(1)	$932,532	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	1,832,005	(2)	—		1,832,005	(2)	—
Medical Benefits	10,948		—		—		—
Cash Severance	5,785,789	(3)	—		—		1,649,917
Total	$8,561,273		$932,532		$2,764,537		$1,649,917

(1)	Upon termination for the indicated reasons, the named executive officer would receive earned but unpaid salary and bonus.

(2)
Amount calculated as (i) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2013 Table) multiplied by the closing price of our common shares of $6.57 on December 31, 2013 and (ii) the number of common share options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2013 Table) multiplied by the difference between the closing price of our common shares of $6.57 on December 31, 2013 and the exercise price of the common share options.   Certain shares underlying unvested and unexercised common share options that are unexercisable were excluded from the calculation as their exercise price was greater than our closing common share price of $6.57 on December 31, 2013.

(3)
Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.  This amount, equal to approximately $2,925,872, would only be payable to the named executive officer upon a change-in-control and not for other “Without Cause” or “For Good Reason” termination events.

Thomas K. McGowan:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Including Change-in-Control) on 12/31/2013		For Cause or Without Good Reason Termination on 12/31/2013		Death or Disability on 12/31/2013		Non-Renewal of Employment Agreement
Bonus earned in 2013 but not yet paid	$389,400	(1)	$389,400	(1)	$389,400	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	821,728	(2)	—		821,728	(2)	—
Medical Benefits	7,413		—		—		—
Cash Severance	3,062,451	(3)	—		—		850,360
Total	$4,280,993		$389,400		$1,211,128		$850,360

____________________
(1)	The named executive officer would receive earned but unpaid salary and bonus.

(2)
Amount calculated as (i) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2013 Table) multiplied by the closing stock price of our common shares of $6.57 on December 31, 2013 and (ii) the number of common share options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2013 Table) multiplied by the difference between the closing price of our common shares of $6.57 on December 31, 2013 and the common share options’ exercise price.   Certain shares underlying unvested and unexercised common share options that are unexercisable were excluded from the calculation as their exercise price was greater than our closing common share price on December 31, 2013.

(3)
Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.  This amount, equal to approximately $1,412,091, would only be payable to the named executive officer upon a change-in-control and not for other “Without Cause” or “For Good Reason” termination events.

Daniel R. Sink:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Including Change-in-Control) on 12/31/2013		For Cause or Without Good Reason Termination on 12/31/2013		Death or Disability on 12/31/2013		Non-Renewal of Employment Agreement
Bonus earned in 2013 but not yet paid	$318,578	(1)	$318,578	(1)	$318,578	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	818,990	(2)	—		818,990	(2)	—
Medical Benefits	10,948		—		—		—
Cash Severance	2,276,762	(3)	—		—		783,986
Total	$3,425,278		$318,578		$1,137,568		$783,986

____________________
(1)	The named executive officer would receive earned but unpaid salary and bonus.

(2)
Amount calculated as (i) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2013 Table) multiplied by the closing stock price of our common shares of $6.57 on December 31, 2013 and (ii) the number of common share options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2013 Table) multiplied by the difference between the closing price of our common shares of $6.57 on December 31, 2013 and the common share options’ exercise price.   Certain shares underlying unvested and unexercised common share options that are unexercisable were excluded from the calculation as their exercise price was greater than our closing common share price on December 31, 2013.

(3)
Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.  This amount, equal to approximately $1,135,777, would only be payable to the named executive officer upon a change-in-control and not for other “Without Cause” or “For Good Reason” termination events.

Non-Competition Agreements

In addition to the employment agreements, each of the named executive officers has entered into non-competition agreements with us.  With respect to Messrs. Kite, McGowan and Sink, the non-competition agreements contain covenants not to compete during the executive’s employment plus an additional one-year period.  The non-competition agreements also contain a non-solicitation covenant that applies to employees and independent contractors. With respect to Messrs. Kite, McGowan and Sink, the non-solicitation covenant lasts during the executive’s employment plus an additional two-year period.

Trustee Compensation

The members of our Board of Trustees who are also our employees do not receive any additional compensation for their services on the Board. Until July 2013, our non-employee trustees received $1,000 per board or committee meeting and we reimbursed them for their reasonable business expenses incurred in connection with their attendance at board meetings. Non-employee trustees received a $25,000 annual retainer (paid 50% in cash and 50% in unrestricted common shares) and non-employee trustee committee chairs were paid an additional annual retainer ranging from $5,000 to $10,000.  Our lead independent trustee also received a $10,000 annual retainer. In addition, each of these trustees received, upon initial election to our board, 3,000 restricted common shares that vested one year from the date of grant, and received annually each year after their initial election, restricted common shares with a value of $25,000 that vest one year from the date.

Effective July 1, 2013, our Board of Trustees adopted a revised compensation program, pursuant to which each non-employee trustee receives an annual grant of $42,500 (paid 100% in common shares) upon his or her election or reelection to the Board and an annual retainer of $42,500 (paid 100% in cash), paid in equal increments at the beginning of each quarter. Additionally, each non-employee trustee receives a $5,000 annual retainer with respect to each committee on which he or she serves, and non-employee trustee committee chairs are paid an additional annual retainer ranging from $7,500 to $15,000. Our lead independent trustee also receives an additional $15,000 annual retainer. Finally, each of our trustees received (and new trustees will continue to receive), upon initial election to our board, 3,000 restricted common shares that vest one year from the date of grant.

In 2006, the Board of Trustees adopted the Trustee Deferred Compensation Plan (the “Trustee Plan”), which provides a deferred compensation arrangement for non-employee trustees of the Company.  Under the Trustee Plan, each non-employee trustee may elect to defer eligible fee and retainer compensation until such time as the trustee’s service on the Board of Trustees is completed.  Compensation which is deferred vests immediately and is credited as a number of deferred share units (“share units”) to an individual account for each trustee.  A share unit represents an unfunded right to receive one of the Company’s common shares at a future date.   Share units are credited with dividend equivalents to the extent dividends are paid on the Company’s common shares.

Mr. Golub, Mr. Smith and Mr. Zink, all former trustees, elected to receive share units and, accordingly, we credited their accounts during 2013 with 3,648, 9,393 and 0 share units, respectively. Upon their retirements in 2013 and 2014, Mr. Golub, Mr. Smith and Mr. Zink converted 72,781, 51,759, and 69,403 share units, respectively, into common shares of the Company.

In order to ensure that all non-management trustees hold meaningful equity ownership positions in the Company, our Board of Trustees has established guidelines for non-management trustees regarding ownership of our common shares. According to these guidelines, each non-management trustee should own common shares in an amount equal to the lesser of 15,000 shares or a value of approximately four times the annual retainer paid to trustees and should achieve this share ownership level within five years after being appointed to the Board.

The following table provides information on the compensation of our trustees for the fiscal year ended December 31, 2013.  Mr. Kite received no separate compensation for his service as a trustee of the Company.  For information related to his compensation, please refer to “Summary Compensation Table.”

Name	Fees Paid in Cash	Common Share Awards (1)	Total
William E. Bindley	$60,505	$48,743	$109,247

Victor J. Coleman	$40,505	$48,743	$89,247

Dr. Richard A. Cosier	$40,505	$48,743	$89,247

Eugene Golub (2)	$—	$17,501	$17,501

Christie B. Kelly (3)	$23,750	$62,057	$85,807

Gerald L. Moss	$46,755	$48,743	$95,497

David R. O’Reilly (4)	$11,875	$17,130	$29,005

Barton R. Peterson (5)	$5,313	$—	$5,313

Michael L. Smith (6)	$51,505	$48,743	$100,247

Darell E. Zink, Jr. (7)	$—	$—	$—

____________________
(1)
The amounts disclosed in the “Common Share Awards” column  reflect the aggregate grant date fair value of equity awards granted pursuant to the Equity Incentive Plan.  As described above, Messrs. Golub and Smith elected to receive share units in lieu of all or portions of their 2013 cash fees pursuant to the Trustee Plan.

(2)	Mr. Golub’s term expired in May 2013 when he decided not to stand for reelection.

(3)	Ms. Kelly was elected in May 2013 at our 2013 Annual Meeting of Shareholders.

(4)	Mr. O’Reilly was elected in August 2013 by our Board of Trustees.

(5)	Mr. Peterson was elected in November 2013 by our Board of Trustees.

(6)	Mr. Smith resigned from our Board of Trustees effective January 6, 2014.

(7)	Mr. Zink resigned from our Board of Trustees effective January 10, 2013.

Outstanding Trustee Equity Awards at Fiscal Year-End December 31, 2013

The following table provides information on the aggregate number of stock awards outstanding as of the fiscal year ended December 31, 2013 for each of the trustees included in the Trustee Compensation Table set forth above.

Name	Restricted Common Share Awards Vested during 2013 (#)	Unvested Restricted Common Share Awards Outstanding as of December 31, 2013 (#)	Total
William E. Bindley	5,122	6,518	11,640

Victor J. Coleman	3,000	6,518	9,518

Dr. Richard A. Cosier	5,122	6,518	11,640

Eugene Golub (1)(2)	—	—	—

Christie B. Kelly	—	9,518	9,518

Gerald L. Moss	5,122	6,518	11,640

David R. O’Reilly	—	3,000	3,000

Barton R. Peterson	—	—	—

Michael L. Smith (1)(3)	—	—	—

Darell E. Zink, Jr. (4)	—	—	—

____________________
(1)
As discussed above under “Trustee Compensation,” each trustee receives an annual restricted share grant with a value of $25,000.  Messrs. Golub and Smith elected to receive their annual grant in share units.  As described above, deferred share units are not subject to vesting and therefore are not included in the table above.

(2)	Mr. Golub’s term expired in May 2013 when he decided not to stand for reelection.
(3)	Mr. Smith resigned from our Board of Trustees effective January 6, 2014.
(4)	Mr. Zink resigned from our Board of Trustees effective January 10, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common shares that may be issued under all of our existing equity compensation plans as of December 31, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column)
Equity compensation plans approved by shareholders	1,547,211	$ 10.00	5,749,890
Equity compensation plans not approved by shareholders	—	—	—
Total	1,547,211	$ 10.00	5,749,890

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

           We are presenting this proposal, commonly known as a “say-on-pay” proposal, to provide shareholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement.

           We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our shareholders. As described under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and shareholders by tying compensation to the achievement of key operating objectives that we believe enhance shareholder value over the long term and by encouraging executive share ownership so that a portion of each executive’s compensation is tied directly to shareholder value.

           For these reasons, we are recommending that our shareholders vote “FOR” the following resolution:

“RESOLVED, that the shareholders hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this proxy statement.”

           While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Trustees intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.

Vote Required and Recommendation

           The affirmative vote of a majority of the votes cast at the annual meeting with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of the Company’s named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION DESCRIBED ABOVE.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Mr. Gerald L. Moss, Dr. Richard A. Cosier, Ms. Christie B. Kelly and Mr. David R. O’Reilly. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Trustees.

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013 with our management.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board Rule 3200T.

The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and had discussed with Ernst & Young LLP its independence. In addition, the Audit Committee considers whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the Company’s audited financial statements for 2013 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Trustees

Gerald L. Moss (Chairman)
Dr. Richard A. Cosier
Christie B. Kelly
David R. O’Reilly

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest of Kite Realty Group, L.P., which we refer to as the operating partnership, as of March 18, 2014 by (a) each of our trustees, (b) each of our named executive officers, (c) all of our trustees and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than five percent of our common shares. Operating partnership units are redeemable for an equal number of our common shares or cash, at our election, beginning one year after the date of issuance. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and dispositive power with respect to such shares or operating partnership units. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address of each person listed below is c/o Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204.

Name and Principal Position	Number of Shares and Units Beneficially Owned	% of All Shares (1)	% of All Shares and Units (2)
John A. Kite (3)	3,467,173	2.58%	2.51%
Thomas K. McGowan (4)	1,271,448	*	*
Daniel R. Sink (5)	544,338	*	*
William E. Bindley	200,129	*	*
Victor J. Coleman	11,538	*	*
Dr. Richard A. Cosier	46,468	*	*
Christie B. Kelly	9,518	*	*
Gerald L. Moss	75,829	*	*
Barton R. Peterson.	4,835	*	*
David R. O’Reilly	3,000	*	*
All trustees and executive officers as a group (9 persons)	5,634,276	4.16%	3.96%
More than Five Percent Beneficial Owners
FMR LLC (6)	14,545,609	11.09%	10.55%
Blackrock, Inc. (7)	14,186,805	10.81%	10.29%
The Vanguard Group, Inc. (8)	13,182,413	10.05%	9.56%
Columbia Wanger Asset Management, LLC (9)	9,497,500	7.24%	6.89%
Vanguard Specialized Funds (10)	8,512,956	6.49%	6.18%
T. Rowe Price Associates, Inc. (11)	7,449,860	5.68%	5.41%
Deutsche Bank AG (12)	7,062,096	5.38%	5.12%

*	Less than 1%

(1)
The total number of shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 131,183,053 common shares outstanding as of March 18, 2014, (b) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 18, 2014, and (c) the number of common shares issuable to such person(s) upon redemption of limited partnership units owned by such person(s).  All limited partnership units held by the named persons are currently redeemable for common shares or cash at the Company’s option.

(2)
The total number of shares and units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 131,183,053 common shares outstanding as of March 18, 2014, (b) 6,645,784 limited partnership units outstanding as of March 18, 2014 (other than such units held by us), and (c) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 18, 2014.

(3)
Includes 445,985 common shares (370,855 of which are restricted subject to time vesting) and 2,058,657 limited partnership units owned directly by Mr. John A. Kite, 8,393 common shares owned by Mr. Kite’s spouse, 553,900 common shares which John A. Kite has the right to acquire upon exercise of common share options, 60,238 limited partnership units held by a grantor retained annuity trust, and 170,000 limited partnership units held jointly with Alvin E. Kite, Jr. through a limited liability company. Of the shares and units included as beneficially owned by Mr. John A. Kite, 39,429 shares and 1,368,268 units are pledged to secure indebtedness owed by Mr. John A. Kite or his affiliates.

(4)
Includes 294,228 common shares (167,945 of which are restricted subject to time vesting) and 568,649 limited partnership units owned directly by Thomas K. McGowan, 289,219 common shares which Thomas K. McGowan has the right to acquire upon exercise of common share options, 93,905 limited partnership units held by a grantor retained annuity trust, and 20,000 limited partnership units held by an irrevocable trust.

(5)
Includes 227,628 common shares (149,125 of which are restricted subject to time vesting) and 61,538 limited partnership units owned directly and 255,172 common shares which Daniel R. Sink has the right to acquire upon exercise of common share options.

(6)
Based on information provided by FMR, LLC in a Schedule 13G/A filed jointly with the SEC on February 14, 2014 by FMR, LLC and Edward C. Johnson.  FMR, LLC has sole voting power with respect to 1,316,218 shares, shared voting power with respect to none of these shares, and sole dispositive power with respect to the entire number of these shares. Edward C. Johnson 3d has sole dispositive power with respect to the entire number of these shares. The address of FMR, LLC and the related reporting persons, as reported by it in the Schedule 13G/A, is 82 Devonshire Street, Boston, MA  02109.

(7)
Based on information provided in Schedule 13G/A filed on January 10, 2014, Blackrock, Inc. has sole voting power with respect to 13,817,421 of these shares and sole dispositive power with respect to the entire number of these shares. The address of Blackrock, Inc., as reported by it in the Schedule 13G/A, is 40 East 52nd Street, New York, NY  10022.

(8)
Based on information provided by The Vanguard Group, Inc. in a Schedule 13G/A filed with the SEC on March 10, 2014.  The Vanguard Group, Inc. has sole voting power with respect to 354,597 shares, shared voting power with respect to 90,100 shares, sole dispositive power with respect to 12,900,516 of these shares and shared dispositive power with respect to 281,897 of these shares. The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.

(9)
Based on information provided in Schedule 13G/A filed on February 6, 2014, Columbia Wanger Asset Management, LLC has sole voting power with respect to 8,727,500 shares, shared voting power with respect to none of these shares, and sole dispositive power with respect to the entire number of these shares. The address of Columbia Wanger Asset Management, LLC, as reported by it in the Schedule 13G/A, is 227 West Monroe Street, Suite 3000, Chicago, Illinois  60606.

(10)
Based on information provided by Vanguard Specialized Funds – Vanguard REIT Index Fund in a Schedule 13G/A filed with the SEC on February 4, 2014.  Vanguard Specialized Funds – Vanguard REIT Index Fund has sole voting power with respect to all of these shares and shared voting power, sole dispositive power and shared dispositive power with respect to none of these shares. The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.

(11)
Based on information provided in a Schedule 13G/A filed on February 11, 2014, jointly by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc., T. Rowe Price Associates, Inc. has sole voting power with respect to 1,846,360 shares, shared voting power with respect to none of these shares and sole dispositive power with respect to the entire number of these shares, and T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 5,587,100 shares and shared voting power, sole dispositive power and shared dispositive power with respect to none of these shares.  T. Rowe Price Associates, Inc. serves as the investment advisor of various registered investment companies and investment advisory clients. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. reported that it is deemed to be a beneficial owner of these securities; however, T. Rowe Price Associates, Inc. expressly disclaimed that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc., as reported by them in the Schedule 13G/A, is 100 E. Pratt Street, Baltimore, MD 21202.

(12)
Based on information provided in Schedule 13G filed on February 14, 2014, jointly by Deutsche Bank AG, Deutsche Investment Management Americas, Deutsche Bank Trust Company Americas, RREEF America, L.L.C., Oppenheim Asset Management Services S.a.r.l, (i) Deutsche Bank AG has sole voting power with respect to 4,006,994 of these shares and sole dispositive power with respect to 7,062,096 of these shares; (ii) Deutsche Investment Management Americas has sole voting power with respect to 708,900 of these shares and sole dispositive power with respect to 708,900 of these shares; (iii) Deutsche Bank Trust Company Americas has sole voting power with respect to 2,500 of these shares and sole dispositive power with respect to 2,500 of these shares; (iv) RREEF America, L.L.C. has sole voting power with respect to 3,287,300 of these shares and sole dispositive power with respect to 6,342,402 of these shares, and (v) Oppenheim Asset Management Services S.a.r.l has sole voting power with respect to 8,294 of these shares and sole dispositive power with respect to 8,294 of these shares. The address of Deutsche Bank AG and the related reporting persons, as reported by them in their Schedule 13G, is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

The Company has adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, and if necessary approved, first by the Corporate Governance and Nominating Committee, and if appropriate, a majority of the disinterested trustees of the Board of Trustees.  The policy applies to transactions or arrangements between the Company and any related person, including trustees, trustee nominees, executive officers, greater than 5% shareholders and the immediate family members of each of these groups.  They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and trustees, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with the Company’s Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

Under the policy, the trustees and executive officers of the Company are responsible for identifying and reporting to the chief financial officer any proposed transaction with a related person.  Upon notification, the chief financial officer begins collecting information regarding the transaction and notifies the Corporate Governance and Nominating Committee Chairperson of such transaction.  The Chairperson of the Corporate Governance and Nominating Committee determines whether the proposed transaction is required to be, or otherwise should be, reviewed by the Corporate Governance and Nominating Committee.

If the proposed transaction is required to be approved by a majority of the disinterested members of the Board of Trustees in accordance with the Company’s declaration of trust or Corporate Governance Guidelines, the Corporate Governance and Nominating Committee makes a recommendation regarding the proposed transaction and the disinterested trustees determine whether it is appropriate and advisable for the Company to engage in the proposed transaction.  If the transaction involves a trustee, that trustee does not participate in the action regarding whether to approve or ratify the transaction.  If the proposed transaction is not required to be approved by a majority of the disinterested members of the Board of Trustees, the Corporate Governance and Nominating Committee has the final authority to approve or disapprove the proposed transaction.

The following information summarizes our transactions with related parties. Other than as discussed below, there were no other transactions during 2013 that were subject to our related person transaction policy.

Contracts with KMI Management, LLC

We have entered into an agreement to reimburse KMI Management, LLC, in which John A. Kite and Thomas K. McGowan own direct or indirect interests, for company use of an airplane owned by KMI Management.  This agreement allows for the use by us of the airplane solely for business related travel for an established reimbursement amount per hour plus applicable taxes.  During 2013, expense reimbursement to KMI Management was approximately $273,900 for the use of the airplane.  Neither Mr. Kite nor Mr. McGowan has any direct interest in the expense reimbursement made to KMI Management, LLC, other than with respect to their ownership interests in that entity.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, trustees and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2012.

Other Matters to Come Before the 2014 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by our Board of Trustees, or, if no such recommendation is given, in their own discretion.

Shareholders Proposals and Nominations for the 2015 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 9, 2014.

In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2014 annual meeting must be received no earlier than December 9, 2014 and no later than January 8, 2015.

Pursuant to SEC rules, if a shareholder notifies the Company after February 23, 2015 of an intent to present a proposal at the 2015 annual meeting of shareholders and the proposal is voted upon at the 2015 annual meeting, the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2015 annual meeting.

Householding of Proxy Materials

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, Attention: Investor Relations (telephone number: 317-577-5600). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2014

This proxy statement, our annual report to shareholders and our annual report on Form 10-K for the year ended December 31, 2013 are available on our website at www.kiterealty.com under the investor relations section of the website. In addition, our shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

Additional copies of this proxy statement, our annual report to shareholders or our annual report on Form 10-K for the year ended December 31, 2013 will be furnished without charge upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this proxy statement. If requested by eligible shareholders, we will provide copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2013 for a reasonable fee.

* * * *

By Order of the Board of Trustees,

THOMAS R. OLINGER
Secretary

Indianapolis, Indiana
April 8, 2014

Kite Realty Group Trust
30 South Meridian Street
Suite 1100
Indianapolis, In 46204

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Trustees recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Trustees **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 John A. Kite
02 William E. Bindley
03 Victor J. Coleman
04 Dr. Richard A. Cosier
05 Christie B. Kelly
06 Gerald L. Moss
07 David R. O'Reilly
08 Barton R. Peterson

The Board of Trustees recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Kite Realty Group Trust for the fiscal year ending December 31, 2014.	☐	☐	☐
3 Advisory vote on executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000207396_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

KITE REALTY GROUP TRUST
Proxy Solicited By The Board Of Trustees
For The Annual Meeting of Shareholders
To Be Held May 7, 2014

The undersigned shareholder of Kite Realty Group Trust hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 8, 2014, and hereby appoints John A. Kite and Daniel R. Sink, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the common shares of Kite Realty Group Trust that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Kite Realty Group Trust to be held at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204 on Wednesday, May 7, 2014 at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THIS PROXY, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2 AND 3 AND WITH RESPECT TO ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED ABOVE

0000207356_2 R1.0.0.51160

Continued and to be signed on reverse side